EXHIBIT 10.16
First Amendment to the License Agreement
between the
The Trustees of the University of Pennsylvania and Acuity Pharmaceuticals, Inc.
     This first amendment (this “First Amendment”) is made by and between Acuity Pharmaceuticals Inc. a corporation organized under the laws of the State of Delaware and with offices located at the Port of Technology, 3701 Market Street Philadelphia, PA 19104 (“Company”), and the Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at 3160 Chestnut Street, Suite 200, Philadelphia PA 19104 (“ Penn”). This Amendment is effective on 1 August 2003.
BACKGROUND
A.	Penn and Company entered into an exclusive license agreement (the “Original Agreement”), pertaining to Penn Docket N2427 for technology related to RNA interference developed by Dr. Alan Gewirtz of Penn’s School of Medicine, Department of Medicine, and having an effective date of March 31, 2003;

B.	Penn and Company have now reached an agreement to amend certain terms, which are expressed in this First Amendment; and

C.	It is the intent of both parties to execute this First Amendment. The Original Agreement as amended by the First Amendment will be referred to as the “Agreement”.
     NOW THEREFORE, in consideration of the promises and covenants contained in this First Amendment and intending to be legally bound, the parties agree to:
1.	Unless otherwise defined, the definitions used in this First Amendment are the same as those used in the Original Amendment. No other meanings are implied.

2.	Section 2.3 of the Original Agreement is deleted in its entirety and replaced by the following:
                    2.3. Diligence Events.
     (a) The Company will use commercially reasonable efforts to achieve, or cause to be achieved, each of lhe diligence events by the applicable completion date listed in the table below for the first product to be commercialized by the Company pursuant to this Agreement.

DILIGENCE EVENT	COMPLETION DATE
Filing of IND for first Licensed Product	December 31, 2005
Initiation of Phase II clinical trials for first Licensed Product	December 31, 2007
Initiation of Phase III clinical trials for first Licensed Product	December 31, 2010
First commercial Sale of first Licensed Product	December 31, 2013
PENN/ACUITY
Diligence Amendment to the Gewirtz Technology License
Effective Date: 1 August 2003

     (b) The Company will use commercially reasonable efforts to; (i) deliver to Penn a preliminary business plan by June 30, 2003 and (ii) raise at least an aggregate of $5 Million in equity investment capital from qualified investors by December 31, 2004.
3.	No other terms of the Original Agreement are modified by this First Amendment. The Original Agreement and this First Amendment are the entire agreement between the parties with respect to the subject matter of she Agreement as so amended.
IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this First Amendment to the Original Agreement to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		ACUITY PHARMACEUTICALS, INC.
By:	/s/ Louis P. Berneman, Ed. D	By:	/s/ Dale R. Pfost, Ph.D.
	Louis P. Berneman, Ed. D		Dale R. Pfost, Ph.D.
	Managing Director Center for Technology Transfer		President and CEO
Date:	11/18/03	Date:	19 Nov 03

PENN/ACUITY
Diligence Amendment to the Gewirtz Technology License
Effective Date: 1 August 2003